Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 18, 2008, (except for the second paragraph of Note 2 as to which the date is March 5, 2008) in the Registration Statement (Form S-1 No. 333-00000) of CardioNet, Inc. for the registration of 7,680,902 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 20, 2008